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                                                               EXHIBIT 99(a)(10)

                                                          Contact: Ela Wardowski
                                                                    248-299-2751

                   SSI ACQUISITION CORP. EXTENDS TENDER OFFER
              FOR ALL OUTSTANDING SHARES OF SMARTFLEX SYSTEMS, INC.


     Auburn Hills, Michigan (August 10, 1999)-SSI Acquisition Corp., a wholly-owned subsidiary of Saturn Electronics & Engineering, Inc., announced today that it has extended to 12:00 Midnight, New York City time on Wednesday, August 25, 1999, the expiration date of its offer to purchase all of the issued and outstanding shares of common stock of Smartflex Systems, Inc. (Nasdaq:
"SFLX"), for $10.50, net to the seller in cash. The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time on Wednesday, August 11, 1999.

     As of Tuesday, August 10, 1999, 2,766,446 Smartflex Systems, Inc. shares had been tendered, representing 42.6% of the outstanding common stock.

     Saturn Electronics & Engineering, Inc., whose corporate headquarters are located in Auburn Hills, Michigan, is a privately-held company providing electronic and electromechanical systems for automotive and non-automotive applications. Saturn's worldwide facilities include its headquarters, Innovation Center (Tech Center), sales offices and manufacturing facilities in Auburn Hills, Rochester Hills, Oxford and Coopersville, Michigan; Rocky Mount, North Carolina; Marks, Mississippi; and Juarez and Monterrey, Mexico. Based in Tustin, California, and founded in 1985, Smartflex is an electronics manufacturing services expert in precision, automated manufacturing. Smartflex serves customers worldwide from its factories and technology centers in Cebu, Phillippines; Monterrey and Guadalajara, Mexico; Singapore; West Long Branch, New Jersey; Hudson, New Hampshire; and Santa Clara, Fremont and Tustin, California. Smartflex's common stock is traded on the Nasdaq Stock Market under the ticker symbol SFLX.